Exhibit 10.55
CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. OMITTED INFORMATION HAS BEEN REPLACED WITH ASTERISKS [***].

EXECUTION VERSION

LICENSE AGREEMENT by and between EMD SERONO RESEARCH & DEVELOPMENT INSTITUTE, INC. and Werewolf Therapeutics, Inc. Dated as of August 14, 2026

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”) is entered into as of August 14, 2026 (the “Effective Date”), by and between EMD Serono Research & Development Institute, Inc., a corporation organized under the laws of the Commonwealth of Massachusetts with its principal place of business at 45 Middlesex Turnpike, Billerica, MA 01821 (“Licensor”), and Werewolf Therapeutics, Inc., a corporation organized under the laws of the State of Delaware (“Werewolf”). Licensor and Werewolf are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

Recitals

Whereas, Werewolf desires to sell, transfer and assign to Licensor, and Licensor desires to purchase from Werewolf, the Transferred Assets (as defined in the APA), subject to the assumption by Licensor of the Assumed Liabilities (as defined in the APA), upon the terms and subject to the conditions set forth in an Asset Purchase Agreement entered into between the Parties as of August 14, 2026 (the “APA”); and

Whereas, simultaneous with the Closing Date of the APA and pursuant to the terms thereof, Licensor and Werewolf agree to enter into this Agreement for Werewolf to receive a license back to certain Patents that are Transferred Assets under the APA and that Werewolf desires access to (a) for the Exploitation of the Werewolf Compounds (as defined hereinafter), (b) to enable it to provide certain licenses to Jazz under the Jazz Agreement (both as hereinafter defined), and (c) to enable it to provide certain licenses to Harpoon under the Harpoon Agreement (both as hereinafter defined).

Now, Therefore, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, Licensor and Werewolf agree as follows:

Agreement

1.            Definitions

The terms in this Agreement with initial letters capitalized, have the meaning set forth below or, if not listed below, the meaning designated in places throughout this Agreement or as ascribed to them in the APA.

1.1          “Applicable Law” means any multinational, supranational, federal, state, local, municipal, foreign, or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion, or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented, or otherwise put into effect by or under the authority of any Governmental Body that may be in effect from time to time during the Term and applicable to a particular activity or country or other jurisdiction hereunder.

1.2        “Change of Control” means, with respect to a Party, any transaction or series of transactions pursuant to which (i) any Person or group acquires, directly or indirectly, beneficial ownership of more than fifty percent (50%) of the voting power or equity interests of such Party; (ii) such Party merges, consolidates, reorganizes, or combines with another entity; (iii) all or substantially all of the assets of such Party are sold, transferred, or otherwise disposed of; or (iv) there is otherwise a change in the power to direct or cause the direction of the management and policies of such Party, whether through ownership of voting securities, contract, or otherwise.

1.3          “Confidential Information” has the meaning set forth in Section 4.1 of this Agreement.

1.4          “Executive Sponsors” means, with respect to each of Licensor and Werewolf, a key executive with senior decision-making authority.

1.5        “Exploit”, “Exploitation” or “Exploiting” means to make, have made, manufacture, import, export, use, sell, offer for sale, have sold, research, develop, commercialize, hold or keep (whether for disposal or otherwise), transport, distribute, promote, market or otherwise dispose of.

1.6         “Governmental Body” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Person and any court or other tribunal), (d) supranational, multi-national organization or body, or (e) individual, Person, or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

1.7          “Harpoon” means Harpoon Therapeutics, Inc. and its successors.

1.8        “Harpoon Agreement” means that certain Second Amended and Restated Assignment and License Agreement between Werewolf Therapeutics, Inc. and Harpoon Therapeutics, Inc. dated December 20, 2019.

1.9          “Harpoon Agreement Enabling License” means the license grant set forth in Section 2.1(c).

1.10       [***].

1.11       “Harpoon Licensed Patents” means the patents and patent applications set forth on Schedule 1.11 and any patent or patent application that claims priority to any of these patents and patent applications.

1.12       “Harpoon Licensed Products” means a product in the Harpoon Subject Matter comprising a [***], the manufacture, use or sale of which would, but for the Harpoon Agreement Enabling License, infringe a Harpoon Valid Claim.

1.13        “Harpoon Subject Matter” means [***].

1.14       “Harpoon Valid Claim” means: (a) a claim of a Harpoon Licensed Patent that has not expired, been cancelled or been held unenforceable or invalid by an agency or a court of competent jurisdiction without possibility of appeal, and that has not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, or (b) a claim of a Harpoon Licensed Patent that has not been withdrawn, abandoned or finally rejected without possibility of appeal or refiling, [***].

1.15     “Information” means all knowledge of a technical, scientific, business and other nature, including technology, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, regulatory data, and other biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and information, including study designs and protocols, reagents (e.g., plasmids, proteins, cell lines, assays and compounds) and biological methodology; in each case (whether or not confidential, proprietary, patented or patentable, of commercial advantage or not) in written, electronic, or any other form now known or hereafter developed.

1.16       “Intellectual Property” means any work of authorship, copyright, Patents, utility models, trade secret, trademark, tradename, trade or service mark (whether or not registered or unregistered), database rights, design rights (whether or not registered or unregistered), Know-How, and any registrations or applications relating to any of the foregoing, and any other rights of a similar nature or character, whether now existing or hereafter invented, discovered, created, made, conceived, developed, arising, or otherwise coming into being, as recognized by Applicable Law.

1.17        “Jazz” means Jazz Pharmaceuticals Ireland Limited.

1.18        “Jazz Agreement” means the License Agreement, dated May 6, 2026, between Jazz and Werewolf.

1.19        “Jazz Agreement Enabling License” means the license set forth in Section 2.1 (b).

1.20        “Jazz Licensed Know-How” means Know-How that is both (a) part of the Transferred Know-How, and (b) licensed to Jazz under the Jazz Agreement.

1.21       “Jazz Licensed Patents” means the patents and patent applications set forth on Schedule 1.21 and any patent or patent application that claims priority to any of these patents and patent applications.

1.22        “Jazz Products” means products defined as “Products” under the Jazz Agreement.

1.23        “Jazz Transferred Compounds” means the compounds defined in Schedule 1.23 hereto.

1.24      “Know-How” means any and all data, results, inventions, methods, processes, trade secrets, techniques, technology, and other proprietary Information, whether patentable or not but which are not generally known, including discoveries, formulae, materials (including chemicals), biological materials (including expression constructs, assays, animal models, nucleic acid sequences, amino acid sequences, and cell lines), practices, test data (including pharmacological, toxicological, pre-clinical and clinical information and test data), analytical and quality control data (including drug stability data), manufacturing technology and data (including formulation data), and sales forecasts, data and descriptions.

1.25        “Licensed Patents” means the Werewolf Licensed Patents, the Jazz Licensed Patents, and the Harpoon Licensed Patents.

1.26      “Patents” means (a) all national, regional and international patents and patent applications, including provisional patent applications and any and all rights to claim priority thereto; (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications; (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents, innovation patents and design patents and certificates of invention; (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, reexaminations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b) and (c)); and (e) any similar rights, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents. Patents does not include “Know-How”.

1.27        “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department, or agency of a government.

1.28        “Term” has the meaning set forth in Section 7.1.

1.29        “Territory” means worldwide.

1.30       “Third Party” means any Person other than Licensor or Werewolf or an Affiliate of either Licensor or Werewolf.

1.31       “United States” means the United States of America, including its territories and possessions.

1.32        “Werewolf Compounds” means WTX-124 and WTX-330.

1.33       [***].

1.34       “Werewolf Licensed Patents” means the patents and patent applications set forth on Schedule 1.34 and any patent or patent application that claims priority to any of the patents and patent applications set forth on said schedule.

1.35        “Werewolf Licensed Compound Patents” means the Werewolf Licensed Patents included on Schedule 1.35.

1.36       “Werewolf Product” means any product that contains a Werewolf Compound, whether alone or administered in combination with a separate, independently active ingredient or compound. [***].

1.37        “WTX-124” means [***].

1.38        “WTX-330” means [***].

2.            License

2.1          License Grant to Werewolf. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Werewolf

(a)          an exclusive (even as to Licensor and its Affiliates), irrevocable (except in case of material breach of Werewolf), transferable, sublicensable (solely in accordance with Section 2.2), worldwide license, under the Werewolf Licensed Patents, solely for the purpose of Exploiting the Werewolf Compounds and any Werewolf Products (the “Werewolf Enabling License”); and

(b)        (i) an exclusive (even as to Licensor and its Affiliates), irrevocable, (except as set forth in Section 7.1), transferable, sublicensable (solely in accordance with Section 2.2), worldwide license, under the Jazz Licensed Patents, solely for the purpose of Exploiting the Jazz Transferred Compounds and any Jazz Products and (ii) a non-exclusive, irrevocable, perpetual (except as set forth in Section 7.1), transferable, sublicensable (in accordance with Section 2.2), worldwide license, under the Jazz Licensed Know-How, solely for the purpose of Exploiting the Jazz Transferred Compound and any Jazz Products (the “Jazz Agreement Enabling License”).

(c)          a non-exclusive, irrevocable, perpetual (except as set forth in Section 7.1), transferable, sublicensable (in accordance with Section 2.2), worldwide license, under the Harpoon Licensed Patents, solely for the purpose of Exploiting the Harpoon Licensed Products (the “Harpoon Agreement Enabling License”).

Werewolf shall provide annual updates relating to the Werewolf Compounds and Products to the Licensor in sufficient detail.

The license grant under Section 2.1 (b) is solely to enable Werewolf to provide the license as required under the Jazz Agreement but for no other purpose and this license only mirrors the obligations of Werewolf with regard to the Jazz Licensed Patents and Jazz Licensed Know-How; and this license shall terminate if the Jazz Agreement terminates or expires (as set forth in Section 7.1). Werewolf shall not have the right to use the Jazz Agreement Enabling License in any other way.

The license grant under Section 2.1(c) is solely to enable Werewolf to provide the license as required under the Harpoon Agreement but for no other purpose and this license only mirrors the obligations of Werewolf with regard to the Harpoon Licensed Patents; and this license shall terminate if the Harpoon Agreement terminates or expires (as set forth in Section 7.1). Werewolf shall not have the right to use the Harpoon Agreement Enabling License in any other way.

2.2        Sublicensing. Werewolf shall have the right to grant written sublicenses to Third Parties under the licenses granted in Section 2.1(a) solely for Exploitation of Werewolf Compounds and Werewolf Products, under the licenses granted in Section 2.1(b) solely for enabling Werewolf to provide the licenses set forth under the Jazz Agreement to Jazz, and under the license granted in Section 2.1(c) solely for enabling Werewolf to provide the licenses set forth under the Harpoon Agreement to Harpoon; provided that (i) each sublicense granted by Werewolf pursuant to this Section 2.2 will be subject and subordinate to the terms and conditions of this Agreement, and (ii) Werewolf shall remain responsible for the acts and omissions of any such Third Party in performing under a sublicense granted by Werewolf. Further provided, that Werewolf shall not (x) amend the Jazz Agreement to expand the scope of Jazz’s rights, such as Jazz’s rights to the Jazz Licensed Patents or Jazz Licensed Know-How, without the prior written consent of Licensor, or (y) amend the Harpoon Agreement to expand the scope of Harpoon’s rights, such as Harpoon’s rights to the Harpoon Licensed Patents, without the prior written consent of Licensor.

2.3         No Implied Rights; No exclusivity. No right or license under any Intellectual Property is granted or will be granted by either Party by implication. All rights or licenses are or will be granted only as expressly provided in this Agreement.  Nothing in this Agreement (a) shall transfer any ownership right to Werewolf for any Licensed Patent, or (b) limit in any way any restrictions on Licensor or its Affiliates in the APA. Except as expressly set forth in Section 2.1 (a) and (b) with respect to the limited field of exclusivity specified therein, the license granted hereunder is non-exclusive. Without limiting the generality of the foregoing:

(a) Licensor's Retained Rights. Except to the extent expressly excluded by the exclusive rights granted to Werewolf under Section 2.1 (a) and (b) for a specific purpose, Licensor retains the unrestricted right to practice, Exploit, and otherwise use, itself or through its affiliates, the Licensed Patents for any and all purposes, including the research, development, manufacture, commercialization, and sublicensing of compounds, products, or processes, whether or not competitive with a Werewolf Compound or any Werewolf Product, without any obligation to account to Werewolf or to obtain Werewolf's consent.

(b) Right to Grant Additional Licenses. Except to the extent expressly prohibited by the exclusive rights granted to Werewolf under Section 2.1 (a) and (b) for a specific purpose, Licensor shall have the right to grant licenses, sublicenses, or other rights under the Licensed Patents to any Third Party, on such terms and conditions as Licensor may determine in its sole discretion, for any purpose whatsoever, including the development and commercialization of compounds or products that may be competitive with a Werewolf Compound or any Werewolf Product.

(c) No Restriction on Licensor's Business. Licensor shall not be restricted in any manner from conducting its own research, development, or commercial activities, or from entering into agreements with Third Parties, relating to any compound, product, or technology, regardless of whether such activities or agreements relate to the Werewolf Compounds, any Werewolf Product, or the Licensed Patents, except solely to the extent such activities would violate the limited exclusive rights expressly granted for a specific purpose under Section 2.1 (a) and (b).

3.           Intellectual Property

3.1          Maintenance and Prosecution of Patents.  Licensor shall have the first right, but not the obligation, to prepare, file, prosecute, and maintain worldwide the Licensed Patents, at Licensor’s sole cost and expense, through external patent counsel approved by Werewolf, such approval not to be unreasonably withheld, conditioned or delayed, and shall otherwise have the sole control and decision-making authority; provided that, Licensor shall [***].  At Licensor’s request, Werewolf shall support the prosecution of Licensed Patents by sharing their view regarding the best strategy to achieve grant of the Licensed Patents with a favorable scope of protection.

Further, if Licensor, during the Term, determines in its sole discretion to abandon or not maintain any Licensed Patent, then Licensor shall provide Werewolf with prior written notice sufficiently in advance of any abandonment to enable Werewolf, at its sole discretion, to maintain such Licensed Patent and assume the prosecution and maintenance, at its sole cost and expense, and on receipt of such notice, Licensor shall transfer such Licensed Patent to Werewolf, provide all relevant documentation and perform all such actions as Werewolf may reasonably request to allow a complete and efficient transfer of such Licensed Patent, at Werewolf’s sole cost and expense. [***].

[***].

Werewolf Licensed Compound Patents.  Notwithstanding anything to the contrary in this Section 3.1, for the Werewolf Licensed Compound Patents, Werewolf shall have the first right, but not the obligation, to prepare, file, prosecute, and maintain worldwide the Werewolf Licensed Compound Patents, at Werewolf’s sole cost and expense and in Werewolf’s sole control and decision-making authority; provided that, Werewolf shall [***].

3.2          Enforcement of Patents.

(a)          Notice. The Parties shall provide notice to one another of any Infringement as follows: (i) Werewolf shall promptly notify Licensor in writing of any alleged or threatened infringement of any Licensed Patent in any jurisdiction in the Territory of which Werewolf becomes aware. (ii) Licensor shall promptly notify Werewolf in writing of any alleged or threatened infringement of any Licensed Patent in connection with the Exploitation of any Werewolf Product or Jazz Product in any jurisdiction in the Territory of which Licensor becomes aware (both (i) and (ii) an “Infringement”).

(b)        Enforcement of Licensed Patents.  For Licensed Patents, Licensor shall have the sole and exclusive right, but not the obligation, to enforce and defend worldwide under its control, at its own expense, the Licensed Patents, provided that, for an Infringement of a Licensed Patent in connection with the Exploitation of a Werewolf Product or Jazz Product, if Licensor declines to enforce such Licensed Patent within thirty (30) days of receipt of notice of Infringement from Werewolf, Licensor shall permit Werewolf to bring and control any enforcement of such Licensed Patent at Werewolf’s sole expense and Werewolf will allow Licensor the right to comment on the general legal strategy for such enforcement and consider Licensor’s comments in good faith.  If Licensor is prohibited from permitting Werewolf to bring and control such enforcement, Licensor will allow Werewolf the right to comment on the general legal strategy for such enforcement and consider Werewolf’s comments in good faith.

(c)         Cooperation. The Parties agree to cooperate fully in any Infringement action pursuant to this Section 3.2. Where a Party brings such an action, the other Party shall, where necessary, furnish a power of attorney solely for such purpose or shall join in, or be named as a necessary party to, such action. Unless otherwise set forth herein, the Party entitled to bring any Infringement litigation in accordance with this Section 3.2 shall have the right to settle such claim; provided that Werewolf shall not have the right to settle any Infringement litigation under this Section 3.2 in a manner that (a) would restrict the scope or admit the invalidity or unenforceability of a Licensed Patent, (b) diminishes or has a material adverse effect on the rights or interest of Licensor, or (c) imposes any costs or liability on, or involves any admission by Licensor, in each case (a) - (c) without the express written consent of Licensor, such consent not to be unreasonably withheld, conditioned, or delayed. Without limiting the obligations set forth in Sections 3.2(a), for an Infringement of a Licensed Patent in connection with the Exploitation of a Werewolf Product or Jazz Product, the Party commencing the litigation shall provide the other Party with copies of all pleadings and other documents filed with the court and shall consider reasonable input from the other Party during the course of the proceedings.

(d)       Recovery. Except as otherwise agreed by the Parties in connection with a cost sharing arrangement, any recovery realized as a result of such litigation described in this Section 3.2 (whether by way of settlement or otherwise) shall be first allocated to reimburse the Parties for their costs and expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses). Any remainder after such reimbursement is made shall be retained by the Party controlling the action.

(e)        Werewolf Licensed Compound Patents. Notwithstanding anything to the contrary in these Sections 3.2(b), (c), or (d), Werewolf shall have the sole and exclusive right, but not the obligation, to enforce and defend worldwide under its control, at its own expense, the Werewolf Licensed Compound Patents and Licensor shall join such enforcement if requested by Werewolf, at Werewolf’s expense, provided that, if Werewolf declines to enforce such Werewolf Licensed Compound Patent within thirty (30) days of receipt of notice of Infringement from Licensor, Werewolf shall permit Licensor to bring and control any enforcement of such Werewolf Licensed Compound Patent at Licensor’s sole expense and Licensor will allow Werewolf join such enforcement at Werewolf’s expense.

3.3          Infringement Claims by Third Parties. If the Exploitation of a Werewolf Product in the Territory pursuant to this Agreement results in, or may result in, any claim, suit, or proceeding by a Third Party alleging patent infringement by Werewolf (or its Affiliates or sublicensees), Werewolf shall have the first right, but not the obligation, to defend and control the defense of any such claim, suit, or proceeding at its own expense, using counsel of its own choice; provided that the provisions of Section 3.2 shall govern the right of Werewolf to assert a counterclaim of infringement of any Licensed Patent.

3.4          Invalidity or Unenforceability Defenses or Actions.

(a)         Notice. The Parties shall provide notice to one another of any invalidity or unenforceability allegations as follows: (i) Werewolf shall promptly notify Licensor in writing of any alleged or threatened assertion of invalidity or unenforceability of any Licensed Patent by a Third Party, in each case in the Territory and of which such Party becomes aware. (ii) Licensor shall promptly notify Werewolf in writing of any alleged or threatened assertion of invalidity or unenforceability of any Licensed Patent by a Third Party, in each case in the Territory and of which such Party becomes aware.

(b)         Defending Validity and Enforceability of Licensed Patents.  For Licensed Patents, Licensor shall have the first right, but not the obligation, to defend and control the defense of the validity and enforceability of such Licensed Patents. Licensor shall consult with Werewolf to determine a course of action with respect to any proceeding relating to the validity and enforceability of any such Licensed Patent and Licensor shall consider in good faith any Werewolf comments with respect thereto. If Licensor elects not to defend or control the defense of any such Licensed Patent, or otherwise fails to initiate and maintain the defense of any such claim, suit, or proceeding, then, Licensor shall permit Werewolf to conduct and control the defense of any such claim, suit, or proceeding, at its own expense; provided that Werewolf shall obtain the written consent of Licensor prior to settling or compromising such defense, such consent not to be unreasonably withheld, conditioned, or delayed.

(c)          Cooperation. Each Party shall assist and cooperate with the other Party as such other Party may reasonably request from time to time in connection with its activities set forth in this Section 3.4, including by being joined as a party plaintiff in such action or proceeding, providing access to relevant documents and other evidence, and making its employees available at reasonable business hours. Each Party shall consult with the other as to the strategy for the defense of the Licensed Patents.

Notwithstanding anything to the contrary in Sections 3.4(b) or (c), Werewolf shall have the first right, but not the obligation, to defend and control the defense of the validity and enforceability of Werewolf Licensed Compound Patents. Werewolf shall consult with Licensor to determine a course of action with respect to any proceeding relating to the validity and enforceability of any such Werewolf Licensed Compound Patent and Werewolf shall consider in good faith any Licensor comments with respect thereto. If Werewolf elects not to defend or control the defense of any such Werewolf Licensed Compound Patent, or otherwise fails to initiate and maintain the defense of any such claim, suit, or proceeding, then, Werewolf shall permit Licensor to conduct and control the defense of any such claim, suit, or proceeding, at its own expense; provided that Licensor shall obtain the written consent of Werewolf prior to settling or compromising such defense, such consent not to be unreasonably withheld, conditioned, or delayed.

3.5          [***]

3.6          Effects of Termination of Werewolf Enabling License or Jazz Agreement Enabling License.

(a)         Termination of Werewolf Enabling License. In the event the Werewolf Enabling License is terminated, while the Jazz Agreement Enabling License remains in effect, Licensor’s and Werewolf’s obligations according to Sections 3.1 to 3.5 of this Agreement and Werewolf’s rights according to Sections 3.1 to 3.5 of this Agreement will from the effective date of the termination be limited to the Jazz Licensed Patents.

(b)         Termination of Jazz Agreement Enabling License. In the event the Jazz Agreement Enabling License is terminated, while the Werewolf Enabling License remains in effect, Licensor’s and Werewolf’s obligations according to Sections 3.1 to 3.5 of this Agreement and Werewolf’s rights according to Sections 3.1 to 3.5 of this Agreement will from the effective date of the termination be limited to the Werewolf Licensed Patents.

(c)         Termination of Both Werewolf Enabling License and Jazz Agreement Enabling License. In the event both the Werewolf Enabling License and the Jazz Agreement Enabling License are terminated, all obligations and rights set forth in this Section 3.1 through 3.5 shall terminate as well.

4.           Confidentiality

4.1          Confidentiality. All Confidential Information provided by one Party (or its Representatives or Affiliates) (collectively, the “Disclosing Party”) to the other Party (or its Representatives or Affiliates) (collectively, the “Receiving Party”) shall be subject to and treated in accordance with the terms of this Section 4.1. “Confidential Information” of a Party means information relating to the business, operations or products of such Party or any of its Affiliates, including any Know-How that such Party discloses to the other Party under this Agreement, or otherwise becomes known to the other Party by virtue of this Agreement, provided that the terms of this Agreement are the Confidential Information of both Parties. Notwithstanding anything to the contrary herein, all Confidential Information relating exclusively to any Werewolf Compound or Werewolf Product shall be deemed to be Werewolf’s Confidential Information and Werewolf shall be deemed the Disclosing Party and Licensor shall be deemed the Receiving Party with respect thereto. For clarity, but without limiting the preceding sentence in any way, confidential information that was Confidential Information of Werewolf relating to the Transferred Assets prior to the Closing of the APA will continue to be confidential information but will be Confidential Information of Licensor and confidentiality obligations will apply to Werewolf for such Confidential Information.

4.2       Exceptions. Notwithstanding the foregoing, the confidentiality obligations of Section 4.1 above shall not include that portion of Disclosing Party’s Confidential Information that, in each case as demonstrated by competent written documentation:

(a)        was already known to the Receiving Party other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party (except for Confidential Information that is a Transferred Asset, in which instance confidentiality obligations shall continue to apply);

(b)        was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party unless such Confidential Information is so available due to the unauthorized actions of the Receiving Party;

(c)        became generally available to the public or otherwise part of the public domain after its disclosure to the Receiving Party other than through any act or omission of the Receiving Party in breach of this Agreement or the APA;

(d)       is subsequently disclosed to the Receiving Party on a non-confidential basis by a Third Party (other than Jazz or Harpoon) without obligations of confidentiality with respect thereto; or

(e)          is subsequently independently discovered or developed by the Receiving Party without the aid, application, or use of Confidential Information of Disclosing Party.

4.3          Permitted Uses. Commencing on the Effective Date and continuing until ten (10) years after the expiration or termination of this Agreement, (a) Receiving Party may disclose, or permit the disclosure of, any of Disclosing Party’s Confidential Information to its Affiliates and their Representatives on a need-to-know basis for purposes of this Agreement, provided that such Affiliates and Representatives do not (i) disclose except as otherwise expressly permitted under this Agreement, or (ii) make any unauthorized use of, the Disclosing Party’s Confidential Information; (b) Receiving Party shall treat, and shall cause its Affiliates and the Representatives of Receiving Party or any of its Affiliates to treat, Disclosing Party’s Confidential Information as confidential, using the same degree of care as Receiving Party normally employs to safeguard its own confidential information from unauthorized use or disclosure, but in no event less than a reasonable degree of care. The Receiving Party shall promptly notify the Disclosing Party upon discovery of any unauthorized use or unauthorized disclosure of the Disclosing Party’s Confidential Information.

4.4        Authorized Disclosure. Notwithstanding the provisions of Section 4.1, the Receiving Party may disclose Confidential Information of the Disclosing Party as expressly permitted by this Agreement, or if and to the extent such disclosure is reasonably necessary in the following instances:

(a)           In the case of either Party as the Receiving Party:

(i)           enforcing such Party’s rights or performing its obligations under this Agreement;

(ii)          prosecuting or defending litigation and/or filing for, prosecuting or enforcing Patents as permitted by this Agreement;

(iii)        complying with (A) court orders or Applicable Laws (other than securities laws) or (B) applicable securities laws, or rules of any recognized stock exchange on which the Receiving Party’s securities are traded (specifically including the recommendations and requests from the U.S. Securities and Exchange Commission); provided in the event the Receiving Party is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to this subparagraph 4.4(a)(iii), it will, (1) give reasonable advance notice to the Disclosing Party of such disclosure, (2) use best efforts to secure confidential treatment of such information at least as diligent as the Receiving Party would use to protect its own confidential information, but in no event less than a reasonable degree of care, and (3) in the case of disclosures under clause (A) above, cooperate with any efforts by the Disclosing Party, at the Disclosing Party’s request and expense, to prevent or limit disclosure of such Confidential Information;

(iv)         disclosure to actual or potential licensees, sublicensees, subcontractors, investors, acquirors, or other Third Parties in connection with the exercise of a Party’s rights under this Agreement, provided that such Third Party is bound by obligations of confidentiality at least as stringent as the ones herein, further provided that the Party disclosing the Disclosing Party’s Confidential Information uses efforts to secure confidential treatment of such information at least as diligently as it would use to protect its own confidential information of a similar nature but in no event less than a reasonable degree of care; or

(v)          disclosure to a tax authority in connection with the tax affairs or a reporting obligation of the Disclosing Party.

(b)          In the case of Werewolf as the Receiving Party:

(i)          in regulatory filings for seeking, obtaining and maintaining Regulatory Approvals for Werewolf Products (including complying with the requirements of Regulatory Authorities with respect to filing for, obtaining and maintaining such Regulatory Approvals).

4.5          Use of Name. Except as expressly provided in this Agreement, neither Party shall use the name, logo, or trademark of the other Party or any of its Affiliates (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material, or other form of publicity without the prior written approval of such other Party in each instance, which approval shall not be unreasonably withheld, conditioned, or delayed. The restrictions imposed by this Section 4.5 shall not prohibit either Party from making any disclosure identifying the other Party that, in the opinion of the disclosing Party’s counsel, is required by Applicable Law; provided that such Party shall submit the proposed disclosure identifying the other Party in writing to such other Party as far in advance as reasonably practicable so as to provide a reasonable opportunity to comment on such disclosure.

4.6          Confidential Disclosure of Terms.

(a)          Each Party agrees not to disclose to any Third Party the existence and/or terms of this Agreement without the prior written consent of the other Party hereto, except as permitted under Sections 4.2, 4.3 or 4.4 above or Section 4.6(b) below, and notwithstanding the foregoing, each Party may disclose the existence and/or terms of this Agreement to its advisors (including financial advisors, attorneys and accountants), potential and existing investors, collaboration partners or acquirers, and others on a reasonable need to know basis, in each case under circumstances that reasonably protect the confidentiality thereof and provided that such Third Party is bound by obligations of confidentiality at least as stringent as the ones herein.

(b)        The Parties acknowledge that either or both Parties may be obligated to file under Applicable Law promulgated by Governmental Bodies or applicable securities exchanges a copy of this Agreement with the U.S. Securities and Exchange Commission or other Governmental Bodies. In the event that a Party determines based on advice of outside counsel that such a filing is required, such Party shall request confidential treatment of all Confidential Information herein, including the sensitive commercial, financial, and technical terms hereof, to the extent such confidential treatment may be reasonably available to such Party. In the event of any such filing, the filing Party shall provide the other Party with a copy of this Agreement marked to show provisions for which such filing Party intends to seek confidential treatment within a reasonable amount of time prior to filing and shall use good faith efforts to incorporate the other Party’s reasonable comments thereon to the extent consistent with Applicable Law promulgated by Governmental Bodies or applicable securities exchanges. Each Party shall be responsible for its own legal and other external costs in connection with any such filing.

4.7          Public Disclosure. Subject to Section 4.1, unless otherwise required by Applicable Law or by any listing agreement with any securities exchange or as set forth in the APA with respect to the APA, Licensor and Werewolf shall not, and shall cause their respective Affiliates not to, make any public announcement or disseminate any written communication with respect to this Agreement, or otherwise communicate with any news media regarding this Agreement, without the prior written consent of Licensor and Werewolf.   If this Agreement is publicly announced in accordance with this Section 4.7, Licensor and its Affiliates and Werewolf and its Affiliates shall be entitled to respond to questions in the ordinary course or issue any press release or make any other public statement that, in each case, is limited to the extent required by Applicable Law or by any listing agreement with any security exchange and consistent with any public statement previously issued or made by it in accordance with the provisions of this Section 4.7; provided that  the Party desiring to make a public statement or disclosure has given the other Party the opportunity of at least [***] prior to making the public statement to review and approve such public statement or disclosure, such approval not to be unreasonably withheld, conditioned, or delayed.

4.8          Publications. The Parties acknowledge that scientific publications must be strictly monitored to prevent any adverse effect from premature publication of results of the activities hereunder.

(a)         By Licensor. Licensor shall not have the right or obligation to make any publications, oral presentations, articles, posters, abstracts or other public disclosures related to the Werewolf Compounds or any Werewolf Products without Werewolf’s prior written consent.

(b)       By Werewolf. Subject to Section 4.1, Werewolf shall have the right to make publications, oral presentations, articles, posters, abstracts or other public disclosures related to the Werewolf  Compounds and/or any Werewolf Product, provided that, before Werewolf, any of its Affiliates, licensees or sublicensees, submits a manuscript, abstract, poster or presentation involving information relating to the Transferred Technologies (as defined in the APA) for publication or otherwise intends to publicly disclose information relating to the Transferred Technologies, Werewolf will give Licensor thirty (30) days to review proposed manuscripts and ten (10) days to review proposed abstracts, posters or presentations to assure that no statements are made that would be disadvantageous or damaging for any Transferred Patents (as defined in the APA) or rights derived from such Transferred Patents. Werewolf shall take into account in good faith any such comments by Licensor.  Nothing in Section 4 shall restrict Werewolf’s ability to seek, obtain and maintain regulatory approvals for Werewolf Compounds and Werewolf Products.

4.9         Return of Confidential Information. Upon termination of this Agreement in its entirety, each Party shall promptly return to the other Party, or delete or destroy, all records and materials in such Party’s possession or control containing Confidential Information of the other Party; provided that the other Party shall be permitted to retain one (1) copy of such Confidential Information for the sole purpose of performing any continuing obligations under this Agreement, as required by Applicable Law, or for legal archival purposes. Notwithstanding the foregoing, such other Party also shall be permitted to retain such additional copies of any computer records or files containing such Confidential Information that have been created solely by such Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with such other Party’s standard archiving and back-up procedures, but not for any other use or purpose.

5.           Representations and Warranties

5.1          Due Organization. Each Party represents and warrants as of the Effective Date that:

(a)         it is a company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to execute, deliver, and perform this Agreement;

(b)       this Agreement has been duly authorized by all necessary corporate action, and does not violate (i) such Party’s charter documents, bylaws, or other organizational documents, (ii) any agreement, instrument, or contractual obligation to which such Party is bound, (iii) any requirement of any Applicable Law, or (iv) any order, writ, judgment, injunction, decree, determination, or award of any court or governmental agency presently in effect applicable to such Party;

(c)         it is not under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent with the terms of this Agreement, or that would impede the diligent and complete fulfillment of its obligations hereunder; and

(d)          this Agreement (assuming due authorization, execution and delivery by the other Party) is binding upon it, enforceable against it in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws now or hereinafter in effect relating to creditors’ rights generally or to general principles of equity.

5.2        Warranty Disclaimer. EXCEPT AS EXPLICITLY SET FORTH IN THIS AGREEMENT, EACH PARTY HEREBY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE.

6.          Indemnification

6.1 Indemnification by Licensor. Licensor shall defend, indemnify and hold harmless Werewolf, its Affiliates, directors, employees and agents (the “Werewolf Indemnitees”) from and against any and all liability, damage, loss, cost or expense (including reasonable attorney’s fees and expenses of litigation) (“Claim(s)”) arising or resulting from any claims made or suits brought by Third Parties to the extent such Claims arise or result from

(a)	the breach of any of the obligations, covenants, warranties, or representations made by Licensor to Werewolf under this Agreement;

(b)	the gross negligence or willful misconduct of Licensor or any of its Affiliates in connection with the performance of Licensor’s obligations or exercise of Licensor’s rights under this Agreement;

provided, however, that Licensor shall not be obliged to so indemnify, defend and hold harmless the Werewolf Indemnitees for any Claims for which Werewolf has an obligation to indemnify Licensor Indemnitees pursuant to Section 6.2 or to the extent that such Claims arise from the breach, negligence or willful misconduct of Werewolf or the Werewolf Indemnitee.

6.2 Indemnification by Werewolf.  Werewolf shall defend, indemnify and hold harmless Licensor, its Affiliates, directors, employees and agents (the “Licensor Indemnitees”) from and against any Claims arising or resulting from any claims made or suits brought by Third Parties to the extent such Claims arise or result from

(a)	the breach of any of the obligations, covenants, warranties, or representations made by Werewolf to Licensor under this Agreement;

(b)
actions by or on behalf of Werewolf, its Affiliates, licensees or sublicensees and their respective employees, agents and subcontractors, in connection with the Exploitation of the Werewolf Compounds and Werewolf Products, the Jazz Transferred Compounds and Jazz Products, and the Harpoon Licensed Products;

(c)
any infringement of Patent Rights of any Third Party by Werewolf, its Affiliates licensees or sublicensees with respect to any Exploitation of any Werewolf Compound or Werewolf Product, any Jazz Transferred Compound or Jazz Product, or any Harpoon Licensed Product anywhere in the world or with respect to any other activity performed under this Agreement; or

(d)
the gross negligence or willful misconduct of Werewolf or any of its Affiliates or sublicensees in connection with the performance of Werewolf’s obligations or exercise of Werewolf’s rights under this Agreement;

provided, however, that Werewolf shall not be obliged to so indemnify, defend and hold harmless the Licensor Indemnitees for any Claims for which Licensor has an obligation to indemnify Werewolf Indemnitees pursuant to Section 6.1 or to the extent that such Claims arise from the breach, negligence or willful misconduct of Licensor or the Licensor Indemnitee.

6.3 Procedure.  A Party seeking indemnification under this Article 6 (“Indemnified Party”) shall give prompt written notification to the other Party (“Indemnifying Party”) of the Claim for which indemnification may be sought (it being understood and agreed, however, that the failure by a Party to give notice of such Claim as provided in this Section 6.3 shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually prejudiced as a result of such failure to give notice). Within ninety (90) days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the other Party, assume control of the defense of such Claim with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense and, without limiting the Indemnifying Party’s indemnification obligations, the Indemnifying Party shall reimburse the Indemnified Party for all costs and expenses, including reasonable attorneys’ fees and disbursements, incurred by the Indemnified Party in defending itself within sixty (60) days after receipt of any invoice therefor from the Indemnified Party. The Party not controlling such defense may participate therein at its own expense; provided that, if the Indemnifying Party assumes control of such defense and the Indemnified Party in good faith concludes, based on written advice from outside counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such Claim sufficiently adverse to make unadvisable the representation by the same counsel of both Parties under Applicable Laws, ethical rules or equitable principles, the Indemnifying Party shall be responsible for the reasonable fees and expenses of a single counsel to the Indemnified Party in connection therewith. The Party controlling such defense shall keep the other Party advised of the status of such Claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto. The Indemnifying Party shall not agree to any settlement of such Claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto, that imposes any liability or obligation on the Indemnified Party or that acknowledges fault by the Indemnified Party, without the prior written consent of the Indemnified Party.

6.4 Insurance.  Each Party shall maintain, at its cost, customary insurance against liability and other risks associated with its activities and obligations. Each Party shall furnish to the other Party evidence of such insurance upon request. It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 6.

6.5 Limitations.

(a)          EXCEPT WITH RESPECT TO EACH PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 6.1 OR SECTION 6.2, AS APPLICABLE, IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS AFFILIATES BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING LOSS OF PROFITS, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREIN OR ANY BREACH HEREOF.  NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS AGREEMENT SHALL LIMIT EITHER PARTY FROM SEEKING OR OBTAINING ANY REMEDY AVAILABLE UNDER LAW FOR ANY BREACH BY THE OTHER PARTY OF ITS CONFIDENTIALITY AND NON-USE OBLIGATIONS UNDER ARTICLE 4.

(b)          NOTWITHSTANDING ANYTHING ELSE HEREIN, THE MAXIMUM AGGREGATE LIABILITY OF A PARTY UNDER SECTION 6.1 OR SECTION 6.2, AS APPLICABLE, SHALL BE [***], PROVIDED THAT THE FOREGOING LIMITATION SHALL NOT APPLY TO LIABILITY ARISING OUT OF A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

7.           Term and Termination

7.1        Term. This Agreement shall commence on the Effective Date and, unless earlier terminated as provided in this Article 7, shall continue in perpetuity, except if (i) expiry of the Werewolf Licensed Patents, (ii) a termination or expiry of the Jazz Agreement, and/or (iii) a termination or expiry of the Harpoon Agreement occurs, in which case this Agreement shall terminate either (x) in total if and when each of (i), (ii), and (iii) occur, or (y) partially with regard to the Werewolf Enabling License, the Jazz Agreement Enabling License, and/or the Harpoon Agreement Enabling License, as applicable (the “Term”). Subject to this Article 7, the license rights granted under this Agreement are irrevocable.

7.2       Termination for Convenience. At any time during the Term, Werewolf may terminate this Agreement in its entirety, on a Werewolf Compound-by-Werewolf Compound, a Jazz-Product-by-Jazz-Product basis, and/or a Harpoon Licensed Product-by-Harpoon Licensed Product basis, for any or no reason, upon [***] prior written notice to Licensor.

7.3        Effect of Termination of the Werewolf Enabling License, the Jazz Agreement Enabling License, and the Harpoon Agreement Enabling License. In the event (i) the Werewolf Enabling License has been terminated for all Werewolf Compounds or is not in force for any Werewolf Compound anymore, (ii) the Jazz Agreement Enabling License has been terminated or is no longer in force, and (iii) the Harpoon Agreement Enabling Licensed has been terminated or is no longer in force, then this Agreement is terminated with immediate effect.

7.4        Termination for Material Breach. Either Party may terminate this Agreement with [***] prior written notice to the other Party, if the other Party breaches any material provision of this Agreement (including any payment due under this Agreement), unless the other Party cures such breach within the period of such notice, which notice shall specify the nature of such breach in reasonable detail. Notwithstanding the foregoing, any such [***] cure period shall be extended for an additional [***] or such longer period as is reasonably required to cure such breach if (in each case) such breach is not a failure to pay amounts due under this Agreement and the defaulting Party is employing ongoing, commercially reasonable efforts to cure such alleged material breach (which longer period shall not, in any event, be more than [***].

7.5         No Challenge.  In the event that Werewolf or any of its Affiliates, licensees or sublicensees, anywhere in the world, institutes, prosecutes or otherwise participates in (or in any way aids any Third Party in instituting, prosecuting or participating in), at law or in equity or before any administrative or regulatory body, including the U.S. Patent and Trademark Office or its foreign counterparts, any claim, demand, action or cause of action for declaratory relief, damages or any other remedy, or for an enjoinment, injunction or any other equitable remedy, including any interference, re-examination, opposition or any similar proceeding, alleging that any claim in a Licensed Patent is invalid, unenforceable or otherwise not patentable, except in the case where asserted as a defense or counterclaim to an action brought by Licensor against Werewolf or any of its Affiliates, licensees or sublicensees, Licensor shall have the right to terminate with immediate effect  this Agreement.

7.6         Accrued Rights; Surviving Obligations. Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that have accrued to the benefit of a Party prior to such termination or expiration. The rights and remedies of the Parties hereto shall be cumulative and not alternative. Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement. Without limiting the foregoing, the following Articles and Sections shall survive such termination or expiration: Article 1 (as necessary to give effect to the surviving provisions), 9 and 10, Sections 3.6, 4.1 - 4.7, 6.1 - 6.3, 6.5, and this Section 7.6.

8.           Compliance

Each Party intends to conduct its business in accordance with its corporate environmental, labor and social standards and shall comply, and shall ensure that its Affiliates and subcontractors comply, with the OECD Anti Bribery Convention, the US Foreign Corrupt Practices Act, the UK Bribery Act 2010, and any other applicable local anti-bribery or anti-corruption laws, as are in force from time to time (jointly “Anti-Bribery Laws”). In addition to any other rights the Parties may have under this Agreement, if a Party notifies the other Party of, or otherwise has a reasonable suspicion of, the occurrence of any violation by the other Party, its Affiliates or its subcontractors of any Anti-Bribery Laws, any environmental, labor and social standards (collectively, “Improper Conduct”), the notifying Party may inspect or have inspected by an independent auditor the premises, books and records of the other Party relevant to Improper Conduct for the purpose of ensuring compliance with obligations under this Section 8.1. Breach of the obligations of this Section 8.1 shall constitute a material breach of the Agreement and be subject to termination under Section 7.4.

9.           GOVERNING LAW AND DISPUTE RESOLUTION

9.1         Governing Law. This Agreement shall be governed in all respects by the laws of the State of Delaware, excluding any conflicts or choice of Applicable Law rule or principle that would otherwise refer construction or interpretation of this Agreement or the resolution of any dispute relating to or arising out of this Agreement or the transactions contemplated hereby to the Applicable Law of another jurisdiction. The United Nations Convention of International Contracts for the Sale of Goods does not apply to this Agreement and is expressly and entirely excluded.

9.2        Resolution by Executive Sponsors. The Parties recognize that disputes as to certain matters may from time to time arise during the term of this Agreement which relate to either Party’s rights and/or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Section 9.2 to resolve any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, if and when a dispute arises under this Agreement. With respect to all disputes arising between the Parties under this Agreement, including, without limitation, any alleged breach under this Agreement or any issue relating to the interpretation or application of this Agreement, if the Parties are unable to resolve such dispute within [***] after such dispute is first identified by either Party in writing to the other, the Parties shall refer such dispute to the Executive Sponsors for attempted resolution by good faith negotiations within [***] after such notice is received. If the Executive Sponsors are unable to resolve the dispute, controversy or claim through amicable internal resolution in accordance with this Section 9.2 within [***] after the matter was referred to them and either Party wishes to pursue the matter, such Party may submit such matter for resolution in accordance with Section 9.3.

9.3         Arbitration.

(a)          Any dispute that is not resolved pursuant to Section 9.2 shall be finally settled by arbitration in accordance with the then-current rules of [***]. The language to be used in the arbitral proceedings will be English. Any situation not expressly covered by this Agreement shall be decided in accordance with the Rules.

(b)         The [***] shall issue a reasoned opinion following a full comprehensive hearing, no later than [***] following the selection of the [***] as provided for in Section 9.3(a) unless the Parties jointly request an extension or the [***] determines in a reasoned decision that the interest of justice or the complexity of the case requires that such limit be extended.

(c)         Any award shall be promptly paid in United States Dollars free of any tax, deduction or offset; and any costs, fees or taxes incident to enforcing the award shall, to the maximum extent permitted by Applicable Law, be charged against the Party resisting enforcement. Each Party agrees to abide by the award rendered in any arbitration conducted pursuant to this Section 9.3(c), and agrees that judgment may be entered in any court of competent jurisdiction and the Parties hereby consent to the jurisdiction of such court for purposes of enforcement of such award.

(d)         Each Party shall bear its own legal fees and expenses arising out of the dispute resolution procedures described in this Section 9.3 and shall pay an equal share of the fees and expenses of the [***].

(e)        The arbitration proceeding shall be confidential and the [***] shall issue appropriate protective orders to safeguard each Party’s Confidential Information. Except as required by Applicable Law, no Party shall make (or instruct the [***] to make) any public announcement with respect to the proceedings or decision of the [***] without prior written consent of the other Party. The existence of any dispute submitted to arbitration, and the award, shall be kept in confidence by the Parties and the arbitrators, except (i) as required in connection with the enforcement of such award, (ii) as otherwise required by Applicable Law or required of a Party to fulfill a legal duty or protect or pursue a legal right, (iii) with the consent of both Parties, or (iv) where such information is already in the public domain other than as a result of a breach of this clause.

(f)          Nothing contained in this Agreement shall deny either Party the right to seek injunctive or other equitable relief, including specific performance, from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing discussions between the Parties or any ongoing arbitration proceeding. In addition, either Party may bring an action in any court of competent jurisdiction to resolve disputes pertaining to the validity, construction, scope, enforceability, infringement or other violations of Patents or other Intellectual Property, and no such claim shall be subject to arbitration pursuant to this Section 9.3.

9.4       Trial by Jury Waiver. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON OR IN CONNECTION WITH THIS AGREEMENT, THE SUBJECT MATTER HEREOF OR ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO IN CONNECTION WITH ANY SUCH AGREEMENTS, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 9.4 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

10.          Miscellaneous Provisions

10.1      Rights Upon Bankruptcy. All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code and other similar laws in any jurisdiction outside the United States (collectively, the “Bankruptcy Laws”), licenses of rights to be “intellectual property” as defined under the Bankruptcy Laws. If a case is commenced during the Term by or against Licensor under Bankruptcy Laws then, unless and until this Agreement is rejected as provided in such Bankruptcy Laws, Licensor (in any capacity, including debtor-in-possession) and its successors and assigns (including a trustee) shall perform all of the obligations provided in this Agreement to be performed by Licensor. If a case is commenced during the Term by or against Licensor under the Bankruptcy Laws, this Agreement is rejected as provided in the Bankruptcy Laws and Werewolf elects to retain its rights hereunder as provided in the Bankruptcy Laws, then Licensor (in any capacity, including debtor-in-possession) and its successors and assigns (including a Title 11 trustee), shall provide to Werewolf copies of all information necessary for Werewolf to prosecute, maintain and enjoy its rights under the terms of this Agreement promptly upon Werewolf’s written request therefor. All rights, powers and remedies of Werewolf as provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including the Bankruptcy Laws) in the event of the commencement of a case by or against a Party under the Bankruptcy Laws.

10.2      Werewolf Affiliates. Without prejudice to the provisions of any Section in this Agreement that explicitly refers to Werewolf’s Affiliates, the Parties agree that any Affiliates of Werewolf may exercise any of the rights granted to Werewolf in this Agreement or perform any of Werewolf’s obligations in this Agreement provided that Werewolf shall be responsible for the performance of any of its obligations that are performed by its Affiliates.

10.3       Further Assurances. Each Party shall execute and cause to be delivered to each other Party such instruments and other documents, and shall take such other actions, as such other Party may reasonably request (at or after the Effective Date) and at the sole cost and expense of such other Party, for the purpose of carrying out or evidencing this Agreement.

10.4       Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed delivered, given, and received when delivered (by hand, by international courier or by e-mail (with confirmation of receipt) to the address or e-mail address set forth beneath the name of such Party below (or to such other address or e-mail address as such Party shall have specified in a written notice given to the other Parties hereto) . Any notice sent by email in accordance with this Section 10.4 shall be deemed to have been duly given when sent, provided that (i) a read receipt from each of the notice recipients has been received by the sender, and (ii) a copy of the notice is sent by overnight courier to the postal address of the relevant Party set forth below on the same day on which the email is being sent, and provided further that if the sender of the email does not receive a read receipt from each of the notice recipients or receives an automated response from the recipient or a mail server indicating that the recipient is out of office or that the email could not be delivered, such notice shall be deemed delivered on the third day deposited with the overnight courier for delivery to the relevant Party’s postal address set forth below. This Section 10.4 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement:

if to Werewolf:	[***]
with a copy (which shall not constitute notice) to:	[***]

if to Licensor:	[***]

with a copy (which shall not constitute notice) to:	[***]

10.5       Independent Contractors. Each Party is performing its obligations hereunder as an independent contractor with the full power, authority and responsibility to select the means, methods and manner of its performance. Nothing contained herein will be deemed to create an employment, agency, joint venture or partnership relationship between the Parties or any of their agents or employees, or any other legal arrangement that would impose liability upon one Party for the act or failure to act of the other Party. Neither Party will have any express or implied power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other Party, or to bind the other Party in any respect whatsoever.

10.6       Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other Party, except that either Party may make such an assignment or transfer without the other Party’s consent, but upon written notice to the other Party, (a) to its Affiliate, (b) to the successor to all or substantially all of the business to which this Agreement relates (whether by merger, acquisition, consolidation, sale of assets, sale of a majority of the direct or indirect equity interests in such Party or otherwise), or (c) in connection with any Change of Control of such Party. The terms of this Agreement shall be binding on the successors, heirs and assigns of the assigning Party. Any assignment or attempted assignment by a Party in violation of the terms of this Section 10.6 shall be null and void.

10.7        Waiver.

(a)        No failure on the part of any Person to exercise any power, right, privilege, or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege, or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege, or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege, or remedy.

(b)       No Person shall be deemed to have waived any condition or claim arising out of this Agreement, or any power, right, privilege, or remedy under this Agreement, unless the waiver of such condition, claim, power, right, privilege, or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.8       Amendments. This Agreement may not be amended, modified, altered, or supplemented other than by means of a written instrument duly executed and delivered on behalf of Licensor and Werewolf.

10.9       Severability. In the event that any provision of this Agreement, or the application of such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void, or unenforceable, will not be affected and will continue to be valid and enforceable to the fullest extent permitted by law. In lieu of such invalid, unlawful, void, or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such invalid, unlawful, void, or unenforceable provision as may be possible and reasonably acceptable to the Parties.

10.10     Entire Agreement. This Agreement, including all Schedules and attachments hereto, sets forth the entire understanding of the Parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the Parties relating to the subject matter thereof. No Party shall be bound by any representation other than as expressly stated in this Agreement.

10.11     No Third Party Rights. The provisions of this Agreement are for the exclusive benefit of the Parties, and no other person or entity shall have any right or claim against either Party by reason of these provisions or be entitled to enforce any of these provisions against either Party.

10.12    Headings; Interpretation. The headings of clauses contained in this Agreement preceding the text of the sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement or have any effect on its interpretation or construction. All references in this Agreement to the singular shall include the plural where applicable and vice versa. The term “including” or “includes” as used in this Agreement means including, without limiting the generality of any description preceding such term, and the word “or” has the inclusive meaning represented by the phrase “and/or.” Unless otherwise specified, references in this Agreement to any section shall include all subsections and paragraphs in such Section and references in this Agreement to any subsection shall include all paragraphs in such subsection. All references to days in this Agreement shall mean calendar days, unless otherwise specified. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist. All Schedules and Exhibits to this Agreement shall form an integral part of this Agreement.

10.13     English Language. All notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the Parties regarding this Agreement shall be in the English language. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement. In the event of any inconsistency or conflict between the English version of this Agreement and any translation of this Agreement into any other language, the English version shall control.

10.14     Counterparts. This Agreement may be executed in counterparts and by electronic (i.e., pdf) or facsimile transmission, including the signature pages with signatures (in form of handwritten, non-certified electronic or certified electronic signatures), each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered as of the Effective Date.

EMD SERONO RESEARCH & DEVELOPMENT INSTITUTE, INC.		WEREWOLF THERAPEUTICS, INC.

Signed:	/s/ David Weinreich	Signed:	/s/ Daniel J. Hicklin

Name: David Weinreich	Name: Daniel J. Hicklin

Title: Head of Research & Development	Title: President and Chief Executive Officer